Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

VERIFONE NC CORP.,

a Delaware corporation

WITH AND INTO

VERIFONE HOLDINGS, INC.,

a Delaware corporation

(Pursuant to Section 253 of the General Corporation Law of Delaware)

VeriFone Holdings, Inc. (the “Corporation”), a corporation incorporated on the 13th day of June, 2002, pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	That the Corporation is organized and existing under the General Corporation Law of the State of Delaware.

2.	That the Corporation owns 100% of the outstanding capital stock of VeriFone NC Corp., a Delaware corporation (“Sub”) incorporated on the 30th day of April, 2010, pursuant to the provisions of the General Corporation Law of the State of Delaware.

3.	That the Corporation determined to merge Sub into itself (the “Merger”) by resolution of its board of directors attached hereto as Exhibit A, duly adopted on the 17th day of March, 2010.

4.	Pursuant to Section 253(b) of the General Corporation Law of Delaware the name of the corporation surviving the merger shall be VeriFone Systems, Inc. and Article One of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

“The name of this corporation is VeriFone Systems, Inc.”

5.	The Merger shall become effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer on this 18th day of May 2010.

VERIFONE HOLDINGS, INC.

By:	/s/ Albert Liu
Name:	Albert Liu
Title:	Secretary

EXHIBIT A

Resolutions of the Board of Directors of VeriFone Holdings, Inc.,

a Delaware Corporation (the “Corporation”)

Merger with VeriFone NC Corp.

WHEREAS: The Corporation owns 100% of the outstanding capital stock of VeriFone NC Corp, a corporation organized and existing under the laws of the State of Delaware (“Merger Sub”).

WHEREAS: The Board desires that Merger Sub merge with and into the Corporation and that the Corporation possess itself of all the estate, property, rights, privileges and franchises of Merger Sub.

NOW, THEREFORE, BE IT RESOLVED: That the Board hereby authorizes the merger of Merger Sub with and into the Corporation, with the Corporation continuing as the surviving corporation (the “Merger”).

RESOLVED FURTHER: That upon the effective date of the Merger, the name of the Corporation shall be changed from “VeriFone Holdings, Inc.” to “VeriFone Systems, Inc.” pursuant to Section 253(b) of the Delaware General Corporation Law.

RESOLVED FURTHER: That upon the effective date of the Merger, the Corporation shall assume any and all assets, obligations and liabilities of Merger Sub pursuant to Section 253 of the Delaware General Corporation Law.

RESOLVED FURTHER: That each outstanding share of capital stock of Merger Sub will be canceled and extinguished upon the effectiveness of the Merger, and no consideration shall be issued in exchange therefor.

RESOLVED FURTHER: That the officers of the Corporation be and hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolution to merge Merger Sub with and into the Corporation and assume Merger Sub’s assets, liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of the State of Delaware.

RESOLVED FURTHER: That the Merger of Merger Sub with and into the Corporation shall become effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware as provided for therein.

RESOLVED FURTHER: That the Certificate of Ownership and Merger in the form attached hereto as Annex A be and hereby is approved and adopted in all respects.

RESOLVED FURTHER: That upon the effective time of the Merger, the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) in effect immediately prior to the effectiveness of the Merger shall continue to be the Certificate of Incorporation of the Corporation; provided, however, that the amendment to Article One of said Certificate of Incorporation as is effected by the merger is as follows: “The name of this corporation is VeriFone Systems, Inc.”.

RESOLVED FURTHER: That upon the effective time of the Merger, the directors and officers of the Corporation, as constituted immediately prior to the effectiveness of the Merger, shall continue to be the directors and officers of the Corporation.

RESOLVED FURTHER: That each stock certificate evidencing the ownership of each share of Common Stock of the Corporation issued and outstanding immediately prior to the effective time of the merger shall continue to evidence ownership of the shares of the Corporation.

RESOLVED FURTHER: That each stock certificate evidencing the ownership of Common Stock of Corporation issued anytime after the effective time of the merger shall be in the form of the stock certificate attached hereto as Annex B or as otherwise approved by the Appropriate Officers of the Corporation.

RESOLVED FURTHER: That the Board hereby authorizes, directs and empowers the Chief Executive Officer, the Executive Vice Presidents, Senior Vice Presidents and Vice Presidents of the Corporation (the “Appropriate Officers”), and each of them, for and on behalf of the Corporation, to take any and all such actions, and prepare, execute and deliver any and all such documents, including filing of the Certificate of Ownership and Merger, as may be necessary or advisable to carry out the foregoing resolutions, and hereby ratifies and confirms any and all actions taken heretofore to accomplish such purposes.

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERIFONE HOLDINGS, INC.

VERIFONE HOLDINGS, INC., a Delaware corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: The Board of Directors of the Corporation has duly adopted a resolution setting forth an amendment to the Corporation’s Amended and Restated Certificate of Incorporation in accordance with the provisions of Section 141 of the Delaware General Corporation Law. The resolution setting forth the amendment is as follows:

RESOLVED, that Part A of Article Four of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

Part A. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 210,000,000, of which 200,000,000 shares of the par value of $0.01 per share shall be designated as Common Stock and 10,000,000 shares of the par value of $0.01 per share shall be designated as Preferred Stock. The shares of Preferred Stock and Common Stock shall have the rights, preferences and limitations set forth below.

SECOND: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly adopted and approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 8th day of October, 2008.

VERIFONE HOLDINGS, INC.

By:	/s/ Douglas G. Bergeron
Name:	Douglas G. Bergeron
Title:	Chief Executive Officer

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERIFONE HOLDINGS, INC.

ARTICLE ONE

The name of the Corporation is VeriFone Holdings, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 9 Loockerman Street, Suite 1B, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

Part A.	Authorized Capital Stock.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 110,000,000, of which 100,000,000 shares of the par value of $0.01 per share shall be designated as Common Stock and 10,000,000 shares of the par value of $0.01 per share shall be designated as Preferred Stock. The shares of Preferred Stock and Common Stock shall have the rights, preferences and limitations set forth below.

Part B.	Powers, Preferences and Rights of the Preferred.

Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

1.	the distinctive serial designation of such series which shall distinguish it from other series;

2.	the number of shares included in such series;

3.	the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

4.	whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

5.	the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

6.	the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

7.	the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

8.	whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

9.	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted.

Part C.	Powers, Preferences and Rights of Common Stock.

Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

1.	Voting Rights. Except as otherwise required by applicable law, all holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.

2.	Dividends. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, change or repeal the bylaws of the Corporation. In addition, the bylaws of the Corporation may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Chairman of the Board of Directors of the Corporation, the President of the Corporation, or the affirmative vote of a majority of the Board of Directors of the Corporation. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide. The number of directors of the Corporation shall be provided in the bylaws of the Corporation.

ARTICLE EIGHT

Part A.	Limitation on Liability.

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation that exists at the time of such amendment, modification or repeal.

Part B.	Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, agent, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director, officer, employee or agent of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this ARTICLE EIGHT (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

Part C.	Advancement of Expenses.

Expenses (including attorneys’ fees, costs and charges) incurred by an Indemnitee in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this ARTICLE EIGHT. The majority of the Disinterested Directors (or a committee thereof) may, in the manner set forth above, and upon approval of such Indemnitee, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

Part D.	Procedure for Indemnification.

Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under this ARTICLE EIGHT shall be made promptly, and in any event within 30 days upon the written request of the Indemnitee (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this ARTICLE EIGHT). The right to indemnification or advances as granted by this ARTICLE EIGHT shall be enforceable by the Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this ARTICLE EIGHT where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Part E.	Other Rights; Continuation of Right to Indemnification.

The indemnification and advancement of expenses provided by this ARTICLE EIGHT shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this ARTICLE EIGHT shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this ARTICLE EIGHT is in effect. Any repeal or modification of this

ARTICLE EIGHT or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such person or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this ARTICLE EIGHT, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this ARTICLE EIGHT, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

Part F.	Insurance.

The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Part G.	Reliance.

Persons who after the date of the adoption of this provision become or remain directors, officers, employees or agents of the Corporation or who, while a director, officer, employee or agent of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE EIGHT in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE EIGHT shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Part H.	Savings Clause.

If this ARTICLE EIGHT or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this ARTICLE EIGHT as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this ARTICLE EIGHT to the full extent permitted by any applicable portion of this ARTICLE EIGHT that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

Part A.	Certain Acknowledgements.

In recognition that (i) certain directors, principals, officers, employees and/or other representatives of GTCR Golder Rauner, L.L.C. and its affiliated funds (collectively, “GTCR”) may serve as directors of the Corporation, (ii) GTCR and its Affiliated Entities may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and Affiliated Entities thereof may engage in material business transactions with GTCR and its Affiliated Entities and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE TEN are set forth to regulate and define the conduct of the Corporation and its directors, or GTCR or its Affiliated Entities and their directors, principals, officers, employees and other representatives, in connection therewith.

Part B.	Competition and Corporate Opportunities.

Neither GTCR or any of its Affiliated Entities shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Entities, and neither GTCR nor any director, principal, officer, employee or other representative thereof (except as provided in Part C of this ARTICLE TEN) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of GTCR or any of its Affiliated Entities. In the event that either GTCR or any of its Affiliated Entities acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation or any of its Affiliated Entities, neither GTCR nor any of its Affiliated Entities shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliated Entities and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that GTCR or any of its Affiliated Entities pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

Part C.	Allocation of Corporate Opportunities.

In the event that a director of the Corporation who is also a director, principal, officer, employee or other representative of GTCR acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its Affiliated Entities and GTCR or any of its Affiliated Entities, such director of the Corporation shall have fulfilled his or her fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, if such director acts in a manner consistent with the following policy:

(A)	A corporate opportunity offered to any director of the Corporation, who is also a director, principal, officer, employee or other representative of GTCR, shall belong to the Corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation; and

(B)	Otherwise, such corporate opportunity shall not belong to the Corporation or its Affiliated Entities.

For purposes of this ARTICLE TEN, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Part D.	Agreements and Transactions with GTCR or its Affiliated Entities.

In the event that GTCR or any of its Affiliated Entities enters into an agreement or transaction with the Corporation or any of its Affiliated Entities, a director of the Corporation who is also a director, principal, officer, employee or other representative of GTCR shall have fulfilled his or her fiduciary duty to the Corporation and its stockholders with respect to such agreement or transaction, if:

(A)	The material facts relating to the relationship between each of the Corporation or an Affiliated Entity thereof, on the one hand, and GTCR or any of its Affiliated Entities and such director, on the other hand, and relating to the interest as to the transaction of GTCR or any of its Affiliated Entities and such director are disclosed to the Board of Directors and either (i) a majority of directors who are not persons or entities with an interest in the agreement or transaction (“Interested Persons”) approves the transaction or (ii) a majority of the members of a committee of the Board of Directors consisting solely of members who are not Interested Persons approves the transaction;

(B)	The material facts relating to the director’s relationship or interest as to the transaction are disclosed to the stockholders of the Corporation and holders of a majority of the Corporation’s capital stock (excluding any shares held by GTCR, any Affiliated Entity thereof or any Interested Person) approve the transaction; or

(C)	The transaction was fair to the Corporation at the time entered into by the Corporation.

For purposes of this Article Ten, “Affiliated Entity” shall mean (i) in respect of GTCR, any entity which is controlled by GTCR (other than the Corporation and any entity that is controlled by the Corporation) and (ii) in respect of the Corporation, shall mean any entity controlled by the Corporation.

Part E.	Amendments to this Article.

Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all shares of Common Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE TEN.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. The affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors shall be required to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation.